Exhibit 99.1

Regal Entertainment Group

Prepared Remarks for Earnings Conference Call for

Second Fiscal Quarter Ended June 30, 2016

Operator:                                       Good afternoon. My name is Stacey and I will be your conference facilitator today. At this time, I would like to welcome everyone to the Regal Entertainment Group Second Quarter 2016 Earnings Release Conference Call with our hosts: Amy Miles, Chief Executive Officer of Regal Entertainment Group, and David Ownby, Chief Financial Officer of Regal Entertainment Group.

All lines have been placed on mute to prevent any background noise. After management’s remarks, there will be a question and answer period. If you would like to ask a question during this time, simply press star then the number one on your telephone keypad and questions will be taken in the order they are received. If you would like to withdraw your question, you may do so by pressing star two. As a reminder if you are on a speakerphone, please pick up your handset before presenting your question.

I would like to remind our listeners that this conference call contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 as amended and Section 21E of the Securities Exchange Act of 1934 as amended. All statements other than statements of historical facts communicated during this conference call may constitute forward-looking statements. These forward-looking statements involve risks and uncertainties. Important factors that can cause actual results to differ materially from the Company’s expectations are disclosed in the risk factors contained in the Company’s 2015 annual report on Form 10-K dated February 29, 2016. All forward-looking statements are expressly qualified in their entirety by such factors.

Today’s call and webcast may include non-GAAP financial measures. A reconciliation of these non-GAAP measures to the most directly comparable financial measures, calculated and presented in accordance with GAAP, can be found in today’s press release and on the company’s website, www.REGmovies.com.

Now I will turn the call over to Amy Miles.

Amy Miles - Regal Entertainment Group - CEO

Hello everyone and thank you for joining us this afternoon.

Following a record second quarter last year in which industry box office exceeded the $3 billion dollar mark, it should come as a surprise to no one that industry box office receipts for the second quarter of this year suffered by comparison — falling by over 10% on a per screen basis to just over $2.8 billion. While this quarter’s film slate included its fair share of successful titles — including three films that contributed more than $300 million during the quarter - it was simply no match for last year’s combination of Marvel’s The Avengers 2 and Jurassic World — two of the ten highest grossing films of all time.

Fortunately, the second quarter doesn’t tell the whole story. We often remind investors of the long term stability of the domestic box office and 2016 — to date - is no exception. Despite the difficult second quarter comparison, year-to-date industry box office of almost $6.7 billion is currently outpacing last year’s record total by approximately 2%. And with an exciting slate of films scheduled for release in the back half of this year and on most key dates in 2017 and 2018, we remain optimistic regarding the potential for box office success for the foreseeable future.

I’ll let David discuss our second quarter financial results a bit later in the call — they are largely what you’d expect given the box office environment. But before I turn the call over to him, I’d like to spend a few moments giving you a more in-depth look at the impact of our recent seating, concession and customer engagement initiatives. While we consistently provide relevant quarterly updates and statistics, it may be difficult for investors to fully discern the big picture impact of these projects as they layer into our financial results over multiple reporting periods.

We’ll start with our continuing installation of luxury reclining seats…

In early 2015 we set and communicated our initial goal of installing recliners in roughly thirty percent of our screen base. As of today, we are almost halfway to that initial goal and results continue to exceed our expectations. Of those completed to date, 691 were existing screens that were fully converted prior to the beginning of this year and have been open long enough to fully gauge their success. This is a diverse group of theaters — some are in large markets, some are in small markets. Some have slope floors and others have stadium seating. And some were the first in their respective markets with reclining seats while others are competing with other theaters with similar amenities. They are a representative cross section of our recliner projects to date and demonstrate the long-term impact of our investment in recliners. Using a simple before and after analysis - these screens:

•                  Have outperformed the industry box office by 3700 basis points

•                  Grown attendance by 25% per screen

•                  Achieved average ticket price growth of 14.0% - almost twice that of our traditional theaters

•                  Generated concession per cap growth of 31.6%

•                  And most importantly are contributing annualized incremental Adjusted EBITDA of almost $54 million

Those results speak for themselves — but to properly analyze their true long term impact, investors should also consider the capital cost necessary to achieve them. The ability to efficiently allocate capital has been a cornerstone of our success for many years and is on full display as part of our recliner initiative. Specifically, our out of pocket cost to convert these 691 screens — net of $63 million in landlord contributions — was only $78 million. That’s a staggering approximately 70% cash-on-cash return and a payback period of less than 18 months. When you combine the increased attendance and pricing power associated with luxury seating conversions with the relatively low net capital expenditures necessary to install them — it becomes very apparent why we see continued opportunities in luxury seating, even beyond our initial goal of roughly 2,200 screens.

Our food and beverage initiatives have had a similar long-term impact on our financial results. In 2013, our expanded food program was in its in infancy and alcohol service at our theaters was practically non-existent. In the last twelve months, those same programs have produced over $35 million in total concession revenue with no discernible impact to our core soft drink, popcorn and candy volumes and have helped us generate record concession sales per patron for six consecutive quarters. Given the low cost of implementation of roughly $30,000 per building for the enhanced food menu and even less for certain types of alcohol service, it’s again easy to see why we continue to introduce these programs in more and more theaters nationwide.

Our efforts to improve customer engagement are also well positioned to benefit future operating results.

Just a few years ago, if a customer wanted to purchase a ticket to one of our theaters online or via a mobile device — our partnership with Fandango was the only widely available option and patrons still had to print tickets at home or stand in a redemption line at their local cinema. Today, multiple partners offer our tickets for sale in numerous formats and customers can bypass the line, scan their mobile device and proceed directly to their reserved seat. As a result, box office revenue generated through advance sales has almost tripled in the last few years and is still climbing. These innovations have removed friction points from the customer experience and streamlined our operations — allowing us to focus our efforts on maximizing revenue and controlling costs.

And more innovation is on the way — at almost one third of our locations, our newest ticketing partner, Atom Tickets, is giving patrons the ability to bypass the line at the concession stand by pre-purchasing concession items via their mobile app.

We believe these technologies provide a great platform for continued improvements in the customer experience.

And for many years we have operated the industry’s largest loyalty program — the Regal Crown Club. As a reminder, the active members of the program spent over $1 billion at our theaters in 2015, and we’re looking to make the Crown Club even bigger and better. Earlier this year — in an effort to take customer engagement to the next level - we re-launched the program with a new point structure, more reward options and better communication with our most loyal customers. While we’re just beginning to garner some real data from the re-launch, the early results are very promising and we look forward to updating you on our progress over the next few quarters.

And finally,

Our comments today focused on the accretive investment opportunities that are readily available to us and easy to execute. But we’d be remiss if we didn’t remind you how those opportunities tie into our overall capital allocation philosophy. As has been the case historically, we will continue to allocate capital in ways that we believe will best reward our long term shareholders by carefully evaluating the alternatives available to us — including investing in future growth via acquisitions and capital expenditures, strengthening the company’s balance sheet and returning value to shareholders via recurring and special dividends. We continue to believe that our proven track record of effectively allocating capital sets us apart from our peers and produces superior long term returns for our shareholders.

With that,

I’d now like to turn over the presentation to David for a discussion of our financial performance.

David Ownby - Regal Entertainment Group - CFO

Thanks Amy and good afternoon everyone. For the next few minutes, I’ll provide a brief analysis of our second quarter results, an update with respect to our balance sheet, asset base and capital structure.

For our fiscal second quarter we generated total revenues of $785.9 million including $505.8 million of box office revenue, $235.5 million of concession sales and $44.6 million of other operating revenue.

Our admissions revenue for the quarter fell by approximately 11% in the aggregate, as an average ticket price increase of 2.6% simply couldn’t offset the industry attendance decline in the face of last year’s record setting film slate. On a per screen basis, our box office revenue fell by 10.9% primarily due to relative weakness at our large format IMAX and RPX screens, which declined by just over 29% per screen. Excluding these 180 screens, our per screen box office revenue fell by only 9.5% and outperformed the relevant industry benchmark — due largely to out-sized growth at our recliner locations.

Our concession revenue decreased by just under 5% in the aggregate, but increased by almost 10% on a per attendee basis. Strategic price increases, improvements in beverage, popcorn and candy volume and the continued success of our enhanced food menu and alcoholic beverage offerings helped us achieve a new quarterly per cap record for the sixth consecutive quarter.

Other operating revenues decreased by just over 4% as compared to the same period last year. Declines in attendance-driven revenues from our vendor marketing programs were largely responsible for the decline, but were partially offset by a continued climb in our advance ticketing revenue. Despite the overall industry box office decline, we achieved the second highest online ticket sales total in our history.

Our film and advertising expense of $278.9 million represented 55.1% of admissions revenue — a decline of 20 basis points as compared to the same period last year. Despite the overall decline in industry box office revenue, three titles generated at least $300M in ticket sales during the quarter and accounted for almost 40% of the $2.8 billion industry total. That level of concentration is a bit lower than last year’s second quarter, but still above the long term second quarter average.

Our 87.3% concession margin improved by 120 basis points as compared to the same period last year driven primarily by an increase in the amount of vendor marketing revenue recorded as a reduction of cost of concession and, to a lesser extent, the impact of strategic price increases implemented in the last twelve months.

Total rent expense of $106.3 million declined slightly due lower contingent rent associated with the quarterly decrease in our total revenue.  And total other operating expenses of $214.8 million remained flat with the same period last year.

While the quarter was disappointing from a revenue standpoint, we are pleased that our ongoing initiatives had a positive impact on our average ticket price and concession per cap and that our operational execution helped mitigate the impact of lower industry attendance.

As for our asset base …

Capital expenditures net of asset sales and landlord contributions for the quarter totaled $36.7 million and we continued to actively manage our asset base opening 1 theater with 9 screens and closing 4 theaters with 31 screens to end the quarter with 564 theaters and 7,307 screens.

In light of our ongoing focus on premium customer amenities, we still expect our 2016 capital expenditures, net of asset sales and landlord contributions, to be between $130 and $145 million. For the full year, we now expect to open 4 theaters with 50 screens and close 10 to 12 theaters with 80 to 100 screens — which would result in ending counts of approximately 565 theaters and 7,321 screens for 2016.

And with respect to our capital structure,

In early May we took advantage of a healthy debt market to reduce the interest rate applicable to our $959 million senior credit facility. The amendment will save us approximately $2.4 million in annual cash interest payments and with our current capital structure, we now expect our quarterly interest expense to be approximately $32 million for the remainder of 2016.

And as for the balance sheet, we ended the quarter with $288M in cash, approximately $2.3 billion in total debt and a leverage ratio of 3.4 times net debt to Adjusted EBITDA.

In closing…

At the mid-point of 2016, we’re pleased that industry box office revenue is tracking ahead of last year’s record total and that our investment in premium amenities continues to have a meaningful long-term impact on our financial results.

Operator, this concludes our prepared remarks and we will now open the lines for questions….